First Montauk Financial Corp. enters into Letter of Intent
                      To be Acquired by a Private Investor

March 13, 2006 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that it has entered into a letter of intent for the sale of First Montauk to a private investor. The final terms of the sale are subject to further negotiation but it is anticipated that the transaction will be all cash at approximately $1.00 per common share.

The letter of intent is subject to numerous conditions, including: satisfactory completion of due diligence, negotiation and finalization of the terms of the sale and structure of the transaction; negotiation, preparation and execution of definitive transaction documents, compliance with state and federal securities laws and regulations, and corporate, shareholder and regulatory approvals. If a final agreement is reached and the other conditions satisfied, the transaction is expected to close during the third quarter. However, as a result of the foregoing uncertainties, there can be no assurance that a definitive agreement will be executed or that, if it is, the transaction will be completed.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. First Montauk conducts securities brokerage, insurance, investment banking and advisory business with approximately 290 registered representatives and 60,000 retail and institutional accounts.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance, including a potential transaction resulting in a change of control of the Company. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, CEO and Pres.
(800) 876-3672, ext. 4230 info@montaukfinancial.com